                                                                    Exhibit 99.1


    Severstal Bids $285.5 Million for Rouge Industries; Rouge Industries to
                            Recommend Court Approval

DEARBORN, Mich., Dec. 21 /PRNewswire-FirstCall/ -- Rouge Industries, Inc. announced today that its Board of Directors will recommend that the United States Bankruptcy Court for the District of Delaware approve the sale of substantially all of the assets of the Company to Severstal, Russia's second largest steelmaker.

In the auction of the Company assets that was concluded early Saturday morning, Severstal emerged with a top bid, valued at $285.5 million, inclusive of the court approved breakup fee and expense reimbursement. Severstal and United States Steel Corporation were the auction's sole participants. The auction was held in the New York offices of Clifford Chance, Rouge's corporate counsel.

The Company reported that this matter will now move to Wilmington, Delaware, where the final sale hearing is scheduled on Monday, December 22, 2003, before United States Bankruptcy Court Chief Judge, Mary F. Walrath.

"We look forward to the successful completion of the sale," said Carl L. Valdiserri, chairman and chief executive officer of Rouge Industries. "Our many loyal and valued stakeholders are anxious to know the path our business will take going forward. We hope that the sale to Severstal will provide all of our stakeholders a brighter outlook and a more secure future."

On October 23, 2003, Rouge Industries, Inc., including its subsidiaries Rouge Steel Company, QS Steel Inc. and Eveleth Taconite Company LLC, filed voluntary petitions for protection under Chapter 11 of the U.S. Bankruptcy Code in the Court. Rouge Steel Company continues to operate its Dearborn, Michigan steelmaking facilities and serve its customers.

Safe Harbor Statement

This press release contains forward -looking information about the Company. A number of factors could cause the Company's actual results to differ materially from those anticipated, including changes in the general economic or political climate, the supply of or demand for and the pricing of steel products in the Company's markets, plant operating performance, product quality, potential environmental liabilities, the availability and prices of raw materials, supplies, utilities and other services and items required by the Company's operations, the level of imports and import prices in the Company's markets, the availability of sufficient cash to support the Company's operations and higher than expected costs. For further information on these and other factors that could impact the Company and the statements contained herein, reference should be made to the Company's filings with the Securities and Exchange Commission.